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                                                                   EXHIBIT 10.36

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT ("AGREEMENT") is made and entered into by and among OH INVESTMENTS, INC., a Florida corporation ("BUYER"), UPJOHN-DELRAY LIMITED PARTNERSHIP, a Florida limited partnership ("SELLER") and CENTERLINE HOMES OF DELRAY, INC., a Florida corporation ("CENTERLINE").

                                   WITNESSETH:

         WHEREAS, Seller is the owner and holder of fee simple title to the Property (hereinafter defined) with respect to which Seller has taken certain actions in connection with the development of a five hundred four (504) Residential Unit (hereinafter defined) active adult community known as "Vizcaya" ("PROJECT"); and

         WHEREAS, Buyer seeks to purchase the Property from Seller, and Seller seeks to sell the Property to Buyer, all pursuant to and in accordance with the terms and conditions of this Agreement as set forth herein.

         NOW, THEREFORE, in consideration of TEN ($10.00) DOLLARS, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

         1. RECITALS. The recitations set forth above in the preamble of this Agreement are true and correct and are incorporated herein by this reference.

         2. DEFINITION OF PROPERTY. As used herein, the term "Property" shall mean, collectively, all right, title and interest of Seller in and to the following:

                  A. all that certain real property consisting of approximately one hundred thirty-four (134) acres in total area, together with any and all improvements thereon and the privileges and appurtenances thereto appertaining, situate, lying and being in the City of Delray Beach, County of Palm Beach, State of Florida, and more commonly known as "Vizcaya" ("LAND"). The legal description of the Land is set forth on SCHEDULE "A" attached hereto and made a part hereof; and

                  B. all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description in, on, over and under the Land, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, security devices, signs and light fixtures (collectively, "IMPROVEMENTS"); and

                  C. all furniture, furnishings, fixtures, equipment, machinery, maintenance vehicles and equipment, tools, parts, building materials and supplies, inventory, carpeting, window treatments, and other tangible personal property of every kind and description, situated in, on, over and under the Land and Improvements, or used in connection with the Land, Improvements and Project, owned by Seller or in which Seller otherwise has an interest, together with all


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replacements and substitutions therefore (collectively, "TANGIBLE PERSONAL
PROPERTY"). A complete and accurate itemization of the Tangible Personal Property is set forth on SCHEDULE "B" attached hereto and made a part hereof; and

                  D. all existing, surveys, blue prints, drawings, plans and specifications (including, without limitation, construction, architectural, electrical, engineering, structural, mechanical and plumbing) and other documentation prepared for or with respect to the Project, Land and Improvements, or any part or portion thereof, together with all supporting documentation relating thereto; and

                  E. all tests, studies, reports, analysis and the like (including, without limitation, environmental and soil) prepared for or with respect to the Project, Land and Improvements, or any part or portion thereof, together with all supporting documentation relating thereto; and

                  F. all materials relating to the zoning and land use (including, without limitation, zoning and re-zoning applications and approvals; plats or plat applications and approvals; land use planning studies, reports, application and approvals; comprehensive planning and zoning studies, reports applications and approvals; concurrency studies, reports applications and approvals; and development of regional impact studies, reports, applications and approvals) prepared for or with respect to the Project, Land and Improvements, or any part or portion thereof, together with all supporting documentation; and

                  G. all documents prepared and executed in connection with the creation, formation, organization, structuring and empowering of any and all associations charged with the responsibility of administering, running, operating, overseeing, maintaining and repairing the Project, Land and Improvements, or any portion thereof, including, but not limited to, Articles of Incorporation, Bylaws, Declarations, as well as any and all rights that Seller has under the same (The rights of Seller under any of the aforementioned documents shall be referred to herein as "Document Rights"); and

                  H. all market and feasibility research, studies, reports, analysis and any other similar or related types of studies, reports and analysis relating the sale and/or lease of residential units at the Project ("RESIDENTIAL UNITS") by Seller to third persons ("RESIDENTIAL UNIT PURCHASERS") prepared for or with respect to the Project, Land and Improvements, together with all supporting documentation relating thereto; and

                  I. all sales lists, data and correspondence with respect to Residential Unit Purchasers who have purchased, who have executed contracts to purchase ("PURCHASE CONTRACTS"), who have executed non-binding reservations for particular lots within the Project or who are prospective purchasers of Residential Units from Seller, together with all supporting documentation relating thereto; and

                  J. all Purchase Contracts executed by Residential Unit Purchasers for Residential Units, and the deposits given by said Residential Unit Purchasers in connection therewith. Summaries of all executory Purchase Contracts (including, without limitation, the Residential Unit under contract,



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the name and address of the Residential Unit Purchaser, the execution date of the Purchase Contract, the amount of the purchase price, the amount of the deposit and the estimated closing date) are set forth in SCHEDULE "C" attached hereto and made a part hereof; and

                  K. all sales and marketing brochures, booklets, manuals and promotional and advertising materials concerning, related to or associated with the Project, Land and Improvements, together with all supporting documentation relating thereto; and

                  L. all correspondence with vendors, suppliers, utility companies, governmental authorities and other third parties, together with all supporting documentation relating thereto; and

                  M. any and all other existing documents concerning, relating to or associated with the ownership, operation, management and development of the Project, Land and Improvements (Items D through and including M are collectively referred to herein as, the "DOCUMENTS"); and

                  N. to the extent assignable by Seller, all development rights and approvals, including vested rights, if any; all assignable rights of Seller in and to impact of development allocations or credits for zoning, planning, density, utility or concurrency purposes, if any; all rights to and under any zoning or subdivision approvals or ordinances, resolutions of any governmental authority, and any plat applications, proposed or adopted plats, site plans, development orders, approvals, consents, permits, certificates and other governmental licenses, and evidence of variances, special exceptions or exemptions or vested rights, or of density or concurrency allocations; and all other rights to and under all applications, fees, deposits, licenses, permits and any and all other governmental approvals, if any, concerning, relating to or associated with the ownership, operation, development and/or proposed use of and improvements to the Project, Land and Improvements (collectively, "GOVERNMENTAL APPROVALS"); and

                  O. all right, title and interest of Seller in and to Third Party Contracts (hereinafter defined) and the other intangible personal property ("INTANGIBLE PERSONAL PROPERTY") owned by Seller or in which Seller otherwise has an interest and used in connection with or arising from the business now or hereafter conducted on or from the Land and Improvements, including, without limitation, lease and other contract rights, the name "Vizcaya" as well as any and all other names, telephone exchange numbers, copyrights and trademarks owned by Seller. Summaries of all current employment, union, purchase, service and maintenance agreements, brokerage agreements, equipment leases and any other agreements, contracts, licenses and permits concerning, related to or associated with, in any way, to the Property ("THIRD PARTY CONTRACTS") are set forth in SCHEDULE "D" attached hereto and made a part hereof.

         3. AGREEMENT TO PURCHASE AND SELL. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Property pursuant to and in accordance with the terms and conditions of this Agreement as set forth herein.



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         4. PURCHASE PRICE; PAYMENT. The purchase price for the Property shall be the total and aggregate sum of ___________________ ($_________) DOLLARS ("PURCHASE PRICE"). The Purchase Price shall be subject to adjustment for the credits and prorations as set forth elsewhere in this Agreement and shall be payable by Buyer to Seller by way of cash, wire transfer, certified check or attorney's trust account check.

         5. AGREEMENT TO ENTER INTO BUILDER'S AGREEMENT AND BUILDER'S AGREEMENT CONTINGENCY. It shall be a condition precedent to Buyer's obligation to close title and consummate the transaction contemplated by this Agreement that on or before Closing (hereinafter defined), Buyer and Centerline shall have entered into and executed the Agreement to Enter Builder's Agreement (hereinafter defined) and Builder's Agreement (hereinafter defined). It is acknowledged by and among the parties to this Agreement, that the Agreement to Enter Builder's Agreement grants Buyer the right to conduct various title, survey and general due diligence investigations with regard to the Property through and including the date of closing of the Agreement to Enter Builder's Agreement, and further grants to Buyer the right to terminate the Agreement to Enter Builder's Agreement at any time, and for any reason whatsoever, through and including the date of closing of the Agreement to Enter into Builder's Agreement based upon said investigations. In the event both Buyer and Centerline have not entered into and executed the Agreement to Enter Builder's Agreement and/or the Builder's Agreement on or before Closing due to Buyer having terminated the same due to the aforementioned investigations, or for any other reason whatsoever, then Buyer shall have the right to terminate this Agreement on written notice to Seller, whereupon, neither Buyer, Seller nor Centerline shall have any further liability each to the other in connection with this Agreement, except as to those matters which expressly survive the Closing or earlier termination of this Agreement.

         6. CONDITION OF PROPERTY. Both Buyer and Seller hereby acknowledge and agree that the Property is being sold and conveyed in its "AS IS" condition. Notwithstanding the foregoing however, the Property shall be in substantially the same condition at the time of Closing as the condition of the Property was on the Effective Date (hereinafter defined). In this regard, Seller and Centerline shall not take any substantive action with regard to the Property, other than in the ordinary course of business, without first obtaining the prior written consent of the Buyer, which said consent shall not be unreasonably withheld or delayed.

         7. REPRESENTATIONS OF SELLER AND CENTERLINE. Both Seller and Centerline hereby represent and warrant to Buyer, which said representations and warranties shall be true and correct as of the Effective Date and shall continue to be true and correct as of Closing, the following:

                  A. Seller has the full right, power and authority to own and convey the Property, and does not need any further consents, joinders or other authorization from any governmental or private entity, corporation, partnership, firm, individual or other person or entity to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.



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                  B. Seller owns good, marketable and insurable fee simple title to the Property and the Property shall be conveyed to Buyer, free and clear of all liens, claims and encumbrances, except for those "Permitted Exceptions" set forth on EXHIBIT "E" attached hereto and made a part hereof.

                  C. To the best of Seller's and Centerline's knowledge, there is no condemnation proceeding pending with respect to any portion of the Property and neither Seller nor Centerline have received any notice, nor have any knowledge of any pending or contemplated condemnation proceeding which could affect any portion of the Property.

                  D. Seller is neither a "foreign person" nor a "foreign corporation" (as those terms are defined in Section 7701 of the Internal Revenue Code of 1986, as amended).

                  E. There are no attachments, executions, assignments for the benefit of creditors, voluntary or involuntary proceedings in bankruptcy or any other litigation, hearing, proceeding or the like, whatsoever, either pending, threatened or contemplated by or against either Seller, Centerline or the Property.

                  F. Neither this Agreement nor the terms and provisions hereof nor any action contemplated to be taken by Seller or Centerline hereunder or pursuant hereto violates or conflicts with any agreement to which Seller, Centerline or the Property is subject.

                  G. Centerline shall enter into, execute and deliver to Buyer the Agreement to Enter Builder's Agreement and the Builder's Agreement on or before Closing as required by this Agreement.

         The truth and accuracy of each and every representation and warranty set forth in this Paragraph 7, from the Effective Date through and including the date of Closing, shall be a condition precedent to Buyer consummating this Agreement and closing on title. All of the aforementioned representations and warranties of Seller and Centerline shall survive Closing for a period of one
(1) years.

         8. CLOSING. The "Closing" of this transaction shall commence at 10:00 AM Eastern Standard Time at the law offices of Ruden, McClosky, Smith, Schuster & Russell, P.A., located in Fort Lauderdale, Florida on a date which is the earlier to occur of: (i) such date as Buyer shall designate on ten (10) days written notice to Seller; provided however, that Buyer shall have waived any and all conditions and contingencies to Closing to the extent that Buyer elects to accelerate the Closing date; or, (ii) another date, time and location mutually agreed upon, in writing, by the parties. Notwithstanding anything to the contrary contained herein, the Closing shall not take place later than August 15, 2000.

         9. SELLER'S DELIVERIES.

                  A. Centerline shall prepare the following documents, subject to Buyer's reasonable approval, to be executed and delivered by Seller at closing:



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                           I. A statutory warranty deed ("DEED"), properly
executed, acknowledged and in recordable form, conveying fee simple title to the Property and the improvements thereon, if any, to Buyer;

                           II. A properly executed and acknowledged affidavit of
title, no lien and possession in the usual and customary form, provided that the same is acceptable to Buyer's title insurance company;

                           III. A properly executed and acknowledged gap
affidavit in the usual and customary form, provided that the same is acceptable to Buyer's title insurance company;

                           IV. A properly executed and acknowledged affidavit of
non-foreign status in the usual and customary form;

                           V. A properly executed bill of sale conveying all
Tangible Personal Property and Intangible Personal Property, or make an assignment thereof, from Seller to Buyer, free and clear of all liens, claims and encumbrances;

                           VI. Proper evidence of Seller's authority to enter
into and consummate the transaction contemplated by this Agreement by way of certified resolution, consent or other applicable document;

                           VII. All of the original Documents, Governmental
Approvals, Third Party Contracts and other documentation concerning all or any part of the Property;

                           VIII. A properly executed assignment of Purchase
Contracts and Deposits;

                           IX. A properly executed assignment of Governmental
Approvals;

                           X. A properly executed assignment of Documents;

                           XI. A properly executed assignment of Document
Rights;

                           XII. A properly executed assignment of Third Party
Contracts;

                           XIII. Properly executed resignations of any and all
directors and/or officers that have been appointed by, affiliated with or acting on behalf of Seller of any and all associations charged with the responsibility of administering, running, operating, overseeing, maintaining and repairing the Project, Land and/or Improvements, or any portion thereof;

                           XIV. A closing statement; and

                           XV. Any other information, certificate, affidavit,
document and/or instrument reasonably required by Buyer, Buyer's attorney, Buyer's title company or Buyer's mortgagee.



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         10. BUYER'S DELIVERIES. At Closing, Buyer shall deliver to Seller the following items: (i) the Purchase Price, (ii) proper evidence of Buyer's authority to enter into and consummate the transaction contemplated by this Agreement by way of certified resolution, consent or other applicable document,
(iii) a closing statement; and (iv) such other information, certificate, affidavit, document and/or instrument reasonably required by Seller or Centerline or their respective attorneys.

         11. COST AND EXPENSES.

                  A. Centerline shall pay for documentary stamps, recording fees and other transfer taxes on any and all title curative instruments. Seller and Centerline shall each pay for their own respective attorney's fees and costs.

                  B. Buyer shall pay for (i) the documentary stamps and any and all other transfer taxes on the deed; (ii) the recording fee for the deed; (iii) the Commitment (as that term is defined in the Agreement to enter in Builder's Agreement to be executed by and between Buyer and Centerline); (iv) the title insurance premium for an owner's policy of title insurance; (v) the title insurance premium for a mortgagees policy of title insurance; (vi) its own attorney's fees and costs; and (vii) all fees, cost and expenses incurred in connection with the performance of the Due Diligence Investigation (as that term is defined in the Agreement to enter into Builder's Agreement [defined hereinafter]). All of the aforementioned costs and expenses of Buyer however, shall be deemed to be, and paid as, Project Expenses (as that term is defined in the Builder's Agreement).

         12. DEFAULT; REMEDIES.

                  A. In the event of a breach by Seller of its obligation to close title in accordance with the terms and provisions of this Agreement, other than due to Buyer's default, or if any of Seller's or Centerline's representations, covenants or warranties contained in this Agreement shall not be true, complete and correct in all material respects, Buyer shall have the option of (i) terminating this Agreement on written notice to Seller and Centerline, whereupon, Seller or Centerline, whichever may be in default, or if both are in default, then both Seller and Centerline, shall be liable to Buyer for, and pay Buyer an amount equal to, Buyer's actual out of pocket expenses, including attorney's fees incurred by Buyer in connection with drafting, negotiating and finalizing this Agreement and conducting its Due Diligence Investigations (collectively, "BUYER'S TRANSACTIONAL COSTS") all within ten (10) days of Buyer's demand, and upon Buyer's receipt of Buyer's Transactional Costs, in full, this Agreement shall terminate and neither Buyer, Seller nor Centerline shall have any further liabilities each to the other in connection with this Agreement, except as to those matters which expressly survive the Closing or earlier termination of this Agreement; and/or (ii) enforcing the terms of this Agreement by obtaining a decree of specific performance or other equitable remedy from a court of competent jurisdiction. The aforementioned remedies shall be cumulative and in addition to one another, and not exclusive of one another,


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thereby permitting Buyer to exercise and pursue any one or more of the said remedies at the same time. Seller and Centerline hereby waive any defense of lack of mutuality of remedy that either may have in connection with this Agreement .

         13. SURVIVAL AND INDEMNIFICATION

                  A. In the event that the Closing shall occur, then Seller and/or Centerline, whichever is the cause of the Claim (hereinafter defined), hereby agrees to indemnify, defend, protect and save and hold Buyer harmless, Buyer's respective successors and assigns, and the officers, directors, trustees, partners, shareholders, managers, members, agents and employees of any of the foregoing from and against any suit, demand, claim, cause of action, loss, damages, injury, fine, penalty, obligation to pay money, cost, liability or expense, including investigation costs and attorneys', consultants' and expert witness fees (collectively, "CLAIM") that arises, or is alleged to have arisen from the breach of any one or more of the representations and warranties of Seller and/or Centerline pursuant to Paragraph 7 of this Agreement.

                  B. Upon demand made by Buyer to either or both Seller and/or Centerline (individually, "INDEMNITOR" and collectively, "INDEMNITORS") with respect to any Claim, said Indemnitor shall be obligated, within twenty (20) days following said demand, to either (i) pay said Claim on behalf of, and without cost to, Buyer, or (ii) assume the defense of the Claim on behalf of Buyer, unless both the Indemnitors and Buyer are named in the same litigation and representation of them by the same counsel would be inappropriate. Subject to the foregoing, the indemnifying party shall have the right to conduct and control the defense of any Claim for which it is providing indemnification by counsel it selects, provided that said counsel, and the conduct of the defense, shall be subject to the reasonable approval of Buyer. Buyer shall cooperate fully in the defense of the Claim and shall provide access to all information, documents and witnesses pertinent to the Claim that are under its control. The indemnifying party shall have the right, in its sole discretion, to compromise, settle or otherwise dispose of any Claim for which it has accepted and is providing indemnification pursuant to this Agreement; provided that (i) said settlement does not obligate Buyer to do or refrain from doing anything, other than making a lump-sum monetary payment to the plaintiffs (which payment shall be made on behalf of Buyer by, and at the sole cost and expense of, the indemnifying party), and entering into a mutual release with plaintiffs, which instrument shall be subject to Buyer's reasonable review and approval and shall not impose any obligations that this Agreement precludes from being imposed and shall not require Buyer to make any admission of wrongdoing or fault, (ii) said settlement will not be a matter of public record and the fact of said settlement will not tend to prejudice the conduct of other matters in which Buyer is or may be a defendant, and (iii) the indemnifying party provides Buyer with evidence, reasonably satisfactory to the indemnified party, that the indemnifying party possesses sufficient funds to fully pay for any such settlement; provided, however, that the indemnified party shall be informed of all material settlement offers and be given a reasonable opportunity to comment on same.

                  C. If the Indemnitors do not timely pay the Claim or assume the defense of the Claim in accordance herewith, Buyer shall have the right to pay said Claim or take over the defense of said Claim and to settle said Claim on any terms it deems reasonable, provided that (i) Buyer shall first have given the Indemnitors an additional five (5) business days prior written notice, after



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the expiration of the twenty (20) day period provided in Paragraph 13.B. above, and the Indemnitors shall not have paid the Claim or assumed the defense of the Claim within said additional period of five (5) business days, and (ii) Buyer shall notify the Indemnitors prior to agreeing to the terms of any settlement. Any such settlement (and the costs and expenses incurred in defending and/or selling the Claim) shall be valid as against the Indemnitors for the purposes of the Indemnitors' indemnity obligations, and the Indemnitors shall pay or reimburse said amounts to Buyer on demand.

                  D. All amounts due to Buyer under this Paragraph 13 shall bear interest from the date due until the time paid at the Citibank "Prime Rate," plus four percent per annum. The payment of said interest shall not, however, authorize the indemnifying party to defer the payment of amounts otherwise due hereunder.

                  E. The amount of the indemnifying party's liability under this Agreement shall be determined taking into account any applicable insurance proceeds actually received or entitled to be received by, and other savings that actually reduce the impact of loss upon Buyer.

                  F. Notwithstanding anything contained herein to the contrary,
(i) Buyer hereby assumes the payment and performance of, and agrees to pay, perform and discharge, from and after the date of Closing, all debts, duties and obligations to be paid, performed and/or discharged by Seller under the Third Party Contracts, Purchase Contracts, Governmental Approvals and/or the Documents, including, but not limited to, any costs associated with defects, repairs or warranties, and (ii) Buyer and Centerline hereby agree to use their best efforts to replace all existing bonds that have been obtained by and in the name of Upjohn in connection with the Project and that are still of record and in full force and effect as of the date of Closing within thirty (30) days of Closing ("BONDS"). Buyer and Centerline, as the case may be under (i) and (ii) above, shall indemnify, defend and hold Seller harmless, from and against, any and all claims, losses, liabilities, damages, costs and expenses (including reasonable attorney's fees) resulting by reason of the failure of (i) Buyer to pay, perform or discharge any of the debts, duties or obligations assumed by Buyer hereby, and (ii) Buyer and Centerline to remove and replace the Bonds.

         14. NOTICES. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested, postage prepaid, or by facsimile transmission, or by overnight courier (such as Federal Express) for next day delivery, addressed as follows:

As to Buyer:                      OH Investments, Inc.
                                  Attn: Joseph Pivinski, Vice-President of
                                  Finance
                                  1690 S. Congress Ave.
                                  Delray Beach, FL 33445
                                  Fax: (561) 274-0066

With a copy to:                   Ruden, McClosky, Smith, Schuster &
                                  Russell, P.A.
                                  Attn.: Mark F. Grant, Esq.
                                  200 East Broward Boulevard, 18th Floor
                                  Fort Lauderdale, Florida 33301
                                  Fax: (954) 333-4004


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With a copy to:                   Ruden, McClosky, Smith, Schuster &
                                  Russell, P.A.
                                  Attn.: Thomas O. Katz, Esq.
                                  200 East Broward Boulevard, 18th Floor
                                  Fort Lauderdale, Florida 33301
                                  Fax: (954) 333-4019

As to Seller:                     Upjohn-Delray Limited Partnership
                                  c/o Hearthstone
                                  1401 East Broward Boulevard, Suite 302
                                  Fort Lauderdale, Florida 33301
                                  Attn.: Marcus Buerosse
                                  Fax: (954) 522-3558

With a copy to:                   Hearthstone
                                  55 Fransico Street, Suite 700
                                  San Francisco, California 94133
                                  Attn.: Tracy T. Carver, Esq.
                                  Fax:______________________

As to Centerline:                 Centerline Homes of Delray, Inc.
                                  12534 Wiles Road
                                  Coral Springs, Florida 33076
                                  Attn: Craig Perry
                                  Fax: (954) 344-4176

With a copy to:                   Larry A. Rothenberg, P.A.
                                  900 North Federal Highway
                                  Suite 460
                                  Boca Raton, Florida 33432
                                  Fax: (561) 394-0571

         Notices given by facsimile transmission shall be deemed given and received when receipted by sender, notices give by overnight courier shall be deemed given and received on the next business day and notices given by certified mail shall be deemed given and received three days after it was sent. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section.

         15. REAL ESTATE BROKER. In connection with this transaction, Buyer and Seller represent and warrant, each to the other, that no real estate brokers, agents, intermediaries, or finders (collectively, the "BROKERS") were involved herein and entitled to a commission, fee or payment (collectively, "COMMISSION") of any kind whatsoever. Buyer and Seller agree to indemnify, defend and hold each other harmless from any claim or claims for Commission asserted by any party other than Brokers as a result of dealings with Buyer or Seller. This Paragraph 15 shall survive the Closing or earlier termination of this Agreement.



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         16. SUCCESSORS AND ASSIGNS. This Agreement shall bind Buyer and Seller and anyone succeeding to their interests in, to or under this Agreement.

         17. ASSIGNMENT. Buyer shall have the right to freely assign this Agreement without the prior consent of Seller. Seller agrees to acknowledge such assignee as the purchaser hereunder and to consummate the transaction contemplated hereby with such assignee, whereupon Buyer shall be fully released of and from any and all obligations hereunder.

         18. POSSESSION. Possession of the Property shall be deemed to have passed to Buyer at Closing.

         19. AMENDMENT. This Agreement may not be amended, altered, or modified except by a written instrument executed by both Buyer and Seller.

         20. FURTHER ASSURANCES. Buyer and Seller agree to execute and deliver such additional documents and to perform such additional acts as may become necessary to effectuate the intent and purposes of the parties set forth in this Agreement.

         21. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflict of law principals. Venue for any legal proceeding arising from or in connection with this Agreement shall be in Broward County, Florida.

         22. THIRD PARTIES. There are no third-party beneficiaries to this Agreement.

         23. PRONOUNS. All pronouns used in this Agreement shall be effective to identify the persons referred to, regardless of their gender and whether they are singular or plural.

         24. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any of the other provisions of this Agreement.

         25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original and all of which when taken together, shall be deemed to be one (1) and the same Agreement.

         26. ATTORNEYS' FEES. If litigation arises out of or in connection with this Agreement, whether incurred before, during or after trial, in bankruptcy court, or on appeal, the prevailing party shall be entitled to recover its attorneys' fees and costs from the non-prevailing party.

         27. GOOD FAITH. The parties shall endeavor in good faith to fulfill the terms of this Agreement.


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         28. SCHEDULES. All Schedules attached to this Agreement are incorporated herein by this reference.

         29. EFFECTIVE DATE. The "Effective Date" of this Agreement shall be the date on which the last of the Buyer or Seller executes the same and Buyer receives a copy thereof.

         30. COUNTING OF DAYS. In the event that a date on which performance by either Buyer or Seller is to occur falls on a Saturday, Sunday or federal or state holiday, then the time for such performance shall be extended to the next business day immediately following thereafter.

         31. BUILDER'S AGREEMENT. The term "Builder's Agreement" as used in this Agreement shall mean the agreement to be executed by and between Buyer and Centerline at Closing.

         32. AGREEMENT TO ENTER INTO BUILDER'S AGREEMENT. The term "Agreement to enter into Builder's Agreement" as used in this Agreement shall mean the agreement to be executed by and between Buyer and Centerline at Closing.

         33. RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health department.

         34. ENTIRE AGREEMENT. This Agreement, including the Schedules attached hereto, embodies the entire understanding between the parties, and supersedes any and all prior agreements and understandings, written or oral, formal or informal.

         35. RECORDING. Buyer shall not be permitted to record this Agreement or any memorandum of its terms without the prior written consent of Seller.






                           [INTENTIONALLY LEFT BLANK]







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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below their respective signatures.

         WITNESS                     SELLER:

                                     UPJOHN-DELRAY LIMITED
                                     PARTNERSHIP, a Florida limited partnership

                                     By: FL RFC/WA GP, L.C., a Florida limited
                                     liability company, General Partner

                                     By: Hearthstone, Inc., a California
                                     corporation, Manager

_______________________              By:______________________________________
                                     Tracy T. Carver, Senior Vice President-
                                     General Counsel

_______________________              Date:____________________________________

                                     BUYER:

                                     OH INVESTMENTS, INC., a Florida corporation

________________________              By:______________________________________
                                     Richard D. Levy, Chief Executive Officer

________________________              Date:___________________________________


                                      CENTERLINE:

                                     CENTERLINE HOMES OF DELRAY, INC., a Florida corporation

________________________               By:_____________________________________

                                       Printed Name:___________________________

                                       Title:__________________________________

________________________               Date:__________________________________



                                       13
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                                    EXHIBIT A

                                LEGAL DESCRIPTION



                                       14
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                                    EXHIBIT B

                           TANGIBLE PERSONAL PROPERTY

                                    EXHIBIT C

                          PURCHASE CONTRACT INFORMATION



                                       16
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                                    EXHIBIT D

                              THIRD PARTY CONTRACTS



                                       17
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                                    EXHIBIT E

                              PERMITTED EXCEPTIONS

                                       18